FROM:     Franklin Resources, Inc.
          Tel: 415/312-4701
          Contact: Holly Gibson
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                                    For Immediate Release


  Franklin Resources Announces Repurchase of Securities


      San  Mateo,  CA,  November  27,  1996  --  Franklin

Resources,  Inc. (NYSE:BEN) announced today that  it  had

entered  into an agreement with the holders of  its  $150

million  of  6.25% subordinated debentures to  repurchase

approximately   $75  million  of  such   debentures   and

associated  option  rights  representing  the  right   to

acquire  2,360,245 shares of the Company's  common  stock

for  approximately  $165.8  million.   The  Company  also

announced  that  the  holders  of  such  debentures   had

concurrently  entered into an agreement to  exercise  the

remaining  associated option rights with respect  to  the

remaining   $75  million  of   debentures   which,   upon

consummation  of the transaction, will be converted  into

2,361,190 shares of the Company's common stock.

      The  subordinated  debentures, which  were  due  to

mature in August 2002, were issued in 1992 in association

with  the  $786  million acquisition  of  the  assets  of

Templeton, Galbraith & Hansberger Ltd.  It is anticipated

that  the  Company  will use a combination  of  available

funds and medium term notes to fund the repurchase of the

debentures and option rights.

     The transactions are subject to certain waivers from

the  Company's  bank syndicate and to certain  government

regulatory approvals.

      Franklin  Resources' primary business is the  Franklin

Templeton  Group  with  over $169 billion  in  assets  under

management.   Franklin's headquarters  are  located  at  777

Mariners Island Blvd., San Mateo, CA, 94404.

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